SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 27, 2002

                            Pocahontas Bancorp, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                     0-23969                   71-0806097
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(State or other jurisdiction     (Commission File No.)      (I.R.S. Employer
      of incorporation)                                      Identification No.)




Registrant's telephone number, including area code:  (870) 802-1700



                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)



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Item 5.           Other Events.

     Pocahontas Bancorp, Inc. (the "Registrant" or "Pocahontas Bancorp") entered into an Agreement and Plan of Merger (the "Agreement") with Marked Tree Bancshares, Inc. ("Marked Tree Bancshares") as of November 27, 2002, which provides, among other things, that (i) Marked Tree Bancshares will be merged (the "Merger") with and into the Registrant, with the Registrant as the surviving corporation, (ii) Marked Tree Bank, the bank subsidiary of Marked Tree Bancshares ("Marked Tree Bank"), will be merged with and into First Community Bank, the savings bank subsidiary of the Registrant ("FCB") with FCB as the surviving institution, (iii) each outstanding share of Marked Tree Bancshares common stock issued and outstanding at the effective time of the Merger will be converted into shares of common stock of Pocahontas Bancorp in accordance with an "Exchange Ratio," as described below, and (iv) each share of the Registrant's common stock issued and outstanding immediately prior to the effective time of the Merger will remain an outstanding share of common stock of Pocahontas Bancorp. The directors, executive officers and certain stockholders of Marked Tree Bancshares have entered into agreements to vote Marked Tree Bancshares shares owned by them in favor of the Agreement. The Agreement is filed as
Exhibit 2 hereto and is incorporated herein by reference.

     Under the Agreement, Marked Tree Bancshares stockholders will receive Pocahontas Bancorp common stock based on the stated book value per share of Marked Tree Bancshares divided by the stated book value per share of Pocahontas Bancorp, calculated as of the last calendar quarter end prior to closing. If the average per share trading price of Pocahontas Bancorp over a twenty day measuring period shortly before closing is more than 15% higher or more than 15% lower than $10.35, the exchange ratio will be decreased by the percentage by which such average trading price is higher than $10.35, or increased by the percentage by which such average trading price is lower than $10.35, respectively.

     In connection with the Agreement, Marked Tree Bancshares agreed to pay Pocahontas Bancorp a termination fee in the amount of $115,000 if, among other things, the Agreement is terminated by Pocahontas Bancorp following an acquisition proposal made with respect to Marked Tree Bancshares by a potential acquirer other than Pocahontas Bancorp.

     Consummation of the Merger is subject to certain conditions, including the approval of stockholders of Marked Tree Bancshares and the receipt of all required regulatory approvals. The Merger is structured as a tax-free reorganization. It is expected that the Merger will be completed prior to March 31, 2003.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
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         The following Exhibits are filed as part of this report:

         Exhibit 2 Agreement and Plan of Merger, dated as of November 27, 2002, by and between Pocahontas Bancorp, Inc. and Marked Tree Bancshares, Inc.

         Exhibit 99     Press release dated November 27, 2002.

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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  POCAHONTAS BANCORP, INC.


DATE:  December 3, 2002           By:      /s/ Dwayne Powell
                                           -------------------------------------
                                           Dwayne Powell
                                           President and Chief Executive Officer